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                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our reports dated September 26, 2003, relating to the financial statements and financial highlights appearing in the July 31, 2003 Annual Reports to Shareholders of CMG Small Cap Fund, CMG Strategic Equity Fund, CMG Enhanced S&P 500 Index Fund, CMG Mid Cap Value Fund, CMG Mid Cap Growth Fund, CMG Small/Mid Cap Fund, CMG Small Cap Value Fund, CMG Small Cap Growth Fund, CMG International Stock Fund, CMG Core Bond Fund (formerly CMG Fixed Income Securities Fund), CMG Short Term Bond Fund, and CMG High Yield Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2004